UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 26, 2005

AXS-ONE INC.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-13591 (Commission File Number)	13-2966911 (IRS Employer Identification No.)

301 Route 17 North, Rutherford, New Jersey 07070

(Address of principal executive offices, including zip code)

(201) 935-3400

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On October 26, 2005, the Board of Directors of AXS-One Inc. (the "Company") approved the acceleration of vesting of all unvested "out-of-the money" stock options previously awarded to current employees and directors under the Company's stock option program. The accelerated options have exercise prices ranging from $2.15 to $6.25 with a weighted average exercise price of $2.99. Options to purchase approximately 2.2 million shares became exercisable immediately as a result of the vesting acceleration. To avoid any unintended personal benefits, the Company also imposed a holding period on the shares underlying the accelerated options in the form of a Resale Restriction Agreement, the form of which is attached as Exhibit 10.1 hereto and incorporated by reference herein. This agreement requires optionees to refrain from selling any shares acquired upon the exercise of the options until the earlier of the date such shares would have vested under the options' original vesting terms or the date of the employee's or director's termination from the Company.

As a result of the recently revised Financial Accounting Standards Board No. 123, "Share-Based Payment", the Company will be required to recognize the expense associated with all outstanding unvested stock options effective January 1, 2006. As a result of this acceleration, the Company expects to reduce the stock option expense it otherwise would be required to record in connection with accelerated options by approximately $4.1 million over the original option vesting period. In making the decision to accelerate these options, the Board of Directors considered the interests of the Company's stockholders as this acceleration will reduce the reported compensation expense in future periods.

Item 9.01.    FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits – The following exhibit is filed as part of this report:

10.1	Form of Resale Restriction Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AXS-ONE INC.

Date: November 1, 2005	By:	/s/ Joseph Dwyer Joseph Dwyer Executive Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

10.1	Form of Resale Restriction Agreement